Exhibit 10.1

RETO ECO-SOLUTIONS, INC.

c/o Beijing REIT Technology Development Co., Ltd.

X-702, Tower A, 60 Anli Road, Chaoyang District

Beijing, People’s Republic of China 100101

November 2, 2022

NAME:

ADDRESS:

Re: Independent Director Offer Letter

Dear                 :

ReTo Eco-Solutions, Inc., a British Virgin Islands business company (the “Company”, “we”, “us” or similar terminology), is pleased to offer you positions as a Class B member of its Board of Directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept the positions as a member of the Board and a members of each of the audit committee, the compensation committee and the nominating committee, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement is effective as of November 2 (“Effective Date”). Your term as independent Class B director of the Board shall continue subject to the Company’s memorandum and articles of association (as amended and/or restated from time to time) and the provisions in Section 9 below, until your successor is duly appointed and qualified. You shall stand for re-appointment to the Board initially for two years and thereafter every three year at the annual shareholder’s meeting and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board and such committee(s) of the Board as the Board may designate (hereinafter, your “Duties”). The Duties shall include those customary for a board member and a member of each of the audit committee, the compensation committee and the nominating committee of a Nasdaq-listed public company. During the term of this Agreement, you shall adhere to all applicable fiduciary duties and other laws, rules and regulations, and shall attend and participate in such number of meetings of the Board and of the committee(s) of which you may become a member (if any) as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and the committee(s) (if any and the Company’s officers, as needed) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement.  You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation.

a. Cash. Commencing on the Effective Date, you shall receive cash compensation of US $10,000 for each calendar year of service under this Agreement on a pro-rated basis, payable in arrears in installments as are customary under the Company’s payroll practices from time to time.

b. Equity Awards. You shall also be entitled to receive stock grants under the Company’s share incentive plans from time to time as determined by the Board or a designated committee thereof

c. Expenses. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person). Notwithstanding the foregoing to the contrary, you are entitled to receive reimbursement for your actual travel expenses for each Board meeting attended, up to a maximum of $2,000 per meeting and $4,000 per year.

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy, if any.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality provisions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company.  You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

8. Non-Solicitation. During the term of your appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your appointment.

9. Termination and Resignation. Your membership on the Board (which for purposes of this Agreement shall automatically include any committee(s) of the Board) may be terminated in accordance with the provisions of the memorandum and articles of the Company as amended from time to time. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in the State of New York. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be New York law. The seat of arbitration shall be in Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in Chinese.

11. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to be employed by the Company.

13. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of any questions arising under this Agreement.

[Signature Page Follows]

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

RETO ECO-SOLUTIONS, INC.

By:
Name: Hengfang Li
Title: Chief Executive Officer

AGREED AND ACCEPTED:

Name:

4